Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces Fourth Quarter and Full Year 2022 Results

CHARLOTTESVILLE, VA, Feb. 2, 2023 -- Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS), the holding company of Blue Ridge Bank, National Association (“Blue Ridge Bank” or the “Bank”) and BRB Financial Group, Inc. (“BRB Financial Group”), announced today financial results for the quarter and full year ended December 31, 2022.

For the fourth quarter of 2022, the Company reported net income from continuing operations of $6.3 million, or $0.33 earnings per diluted common share, compared to $2.7 million, or $0.15 earnings per diluted common share, for the third quarter of 2022, and $12.8 million, or $0.68 earnings per diluted common share, for the fourth quarter of 2021.

For the year ended December 31, 2022, the Company reported net income from continuing operations of $27.6 million, or $1.47 earnings per diluted common share, compared to $52.6 million, or $2.95 earnings per diluted common share, for 2021.

“Our team had both a productive and challenging year,” said Brian K. Plum, President and Chief Executive Officer of the Company. “We saw meaningful success and growth in our commercial banking efforts, and at the same time we appreciate the need to improve our fintech division operations, practices, and procedures to conform to the formal written agreement entered into with the Office of the Comptroller of the Currency. We are committed to doing the things necessary to rise to this challenge and lay the groundwork for future success.”

“We announced in early January that Kirsten Muetzel has been named President of Blue Ridge Bank’s Fintech Division,” Plum continued. “Kirsten’s background as a banking regulator, fintech executive, and bank consultant is perfectly suited for her new responsibilities overseeing our fintech division, managing a portfolio of partners, strengthening regulatory compliance, and working to advance our fintech strategy.”

Plum added, “As we look ahead to 2023, we are preparing for a macroeconomic environment with credit pressure and increasing funding costs. We are emphasizing credit discipline and have calibrated incentive plans to further reward noninterest deposit growth. We continue driving efforts to increase noninterest income to supplement net interest margin compression from the industry’s expected rising funding costs.”

Key highlights for the fourth quarter:

•
Update on formal written agreement; Regulatory remediation costs decline
o
As previously disclosed, Blue Ridge Bank entered into a formal written agreement (the “Agreement”) with the Office of the Comptroller of the Currency (“OCC”) on August 29, 2022. The Agreement principally concerns the Bank’s fintech line of business and requires the Bank to continue enhancing its controls for assessing and managing the third-party, BSA/AML, and IT risks stemming from its fintech partnerships. A complete copy of the Agreement was furnished in a Form 8-K filed with the Securities and Exchange

Commission (“SEC”) on September 1, 2022 and can be accessed on the SEC’s website (www.sec.gov) and the Company’s website (www.mybrb.com). The Company is actively working to bring the Bank’s fintech policies, procedures, and operations into conformity with OCC directives and believes its work to date has been delivered on schedule.
o
Remediation costs related to regulatory matters were $2.9 million for the fourth quarter of 2022, compared to $4.0 million for the third quarter of 2022, and $0 for the fourth quarter of 2021.
•
Balance sheet growth and net interest margin expansion drive higher net interest income
o
Net interest income was $34.0 million for the fourth quarter of 2022, an increase of $5.3 million, or 18.4%, from the third quarter of 2022, and $13.1 million, or 62.6%, from the fourth quarter of 2021.
▪
Purchase accounting adjustments (“PAA”), attributable primarily to the Company’s 2021 merger with Bay Banks of Virginia, Inc., added $2.9 million to net interest income for the fourth quarter of 2022, compared to $1.1 million for the third quarter of 2022, and $1.5 million for the fourth quarter of 2021. The beneficial effect of PAA is likely to decline in 2023 from 2022 levels.
o
Loans held for investment, excluding Paycheck Protection Program (“PPP”) loans, were $2.40 billion at December 31, 2022, an increase of $240.8 million, or 11.2%, from September 30, 2022, and $621.9 million, or 35.0%, from December 31, 2021. Loan growth as compared with the prior quarter and year-ago periods was mostly driven equally between the Company’s investment in its government guaranteed, middle market, and specialized lending teams and its traditional core banking markets.
o
Deposits were $2.50 billion at December 31, 2022, an increase of $93.0 million, or 3.9%, from September 30, 2022, and $204.7 million, or 8.9%, from December 31, 2021. Deposit growth on a linked quarter basis was primarily driven by interest-bearing demand and money market deposits, partially offset by lower noninterest-bearing demand deposit balances. Deposit growth on a year-over-year basis was driven almost entirely by interest-bearing demand and money market deposits, partially offset by lower time deposit and noninterest-bearing demand deposit balances.
▪
Deposits related to fintech relationships were approximately $690 million as of December 31, 2022, an increase of $161 million, or 30.0%, from September 30, 2022, and $501 million, or 265.1%, from December 31, 2021. Deposits related to fintech relationships represented 27.6% of total deposits at December 31, 2022, compared to 22.0% at September 30, 2022, and 8.2% at December 31, 2021. During the 2022 periods, there was a notable shift in the mix of fintech deposits (to interest-bearing from noninterest-bearing), as certain of the Company’s fintech partners sought to optimize profitability amidst a more challenging operating environment.
o
Net interest margin was 4.83% for the fourth quarter of 2022, compared to 4.27% for the third quarter of 2022, and 3.39% for the fourth quarter of 2021. Net interest margin expansion during the fourth quarter of 2022, relative to both prior periods, reflected strong loan growth, higher loan and other interest-earning asset yields, a positive shift in the mix of interest-earning assets, and favorable PAA, partially offset by higher funding costs.

▪
PAA added 41 basis points, 17 basis points, and 24 basis points to net interest margin for the fourth quarter of 2022, third quarter of 2022, and fourth quarter of 2021, respectively.

•
Credit and capital stability provide stable foundation; Value creation through strong growth in tangible book value per share
o
Nonperforming loans, which include nonaccrual loans and loans 90 days or more past due and accruing interest1, totaled $18.6 million, representing 0.59% of total assets, at December 31, 2022, compared to $10.1 million, representing 0.35% of total assets, at September 30, 2022, and $16.1 million, representing 0.60% of total assets at December 31, 2021.
o
The Company recorded a provision for loan losses of $4.0 million for the fourth quarter of 2022, compared to $3.9 million for the third quarter of 2022, and $0.1 million for the fourth quarter of 2021. Provision for the fourth quarter of 2022 was primarily attributable to loan growth and specific reserves for impaired loans.
o
The Company’s allowance for loan losses represented 0.96%2 of gross loans held for investment (excluding PPP loans) at December 31, 2022, compared to 0.95%2 at September 30, 2022, and 0.68%2 at December 31, 2021. The increase in this ratio from December 31, 2021 to December 31, 2022, was primarily attributable to additional allowance for loan growth during 2022 and greater qualitative factor adjustments, mainly due to less favorable economic conditions. Remaining acquired loan discounts related to loans acquired in the Company’s completed mergers were $7.9 million as of December 31, 2022, $10.4 million as of September 30, 2022, and $16.2 million as of December 31, 2021.
o
The ratio of tangible stockholders’ equity to tangible total assets was 7.3%3 at December 31, 2022, compared to 7.7%3 at September 30, 2022, and 9.3%3 at December 31, 2021. Tangible book value per common share was $12.003 at December 31, 2022, compared to $11.513 at September 30, 2022, and $13.013 at December 31, 2021. The after-tax effect of the unrealized loss in the Company’s available for sale investment portfolio was $45.1 million at December 31, 2022, compared to $49.4 million at September 30, 2022, and $3.6 million at December 31, 2021. The effect of the after-tax unrealized loss on tangible book value per common share was $2.38, $2.60, and $0.19, as of each of these respective period ends.

•
Lower expenses reflect decline in regulatory remediation and personnel costs
o
Noninterest expense was $27.6 million for the fourth quarter of 2022, a decline of $1.7 million, or 5.7%, from the third quarter of 2022, and an increase of $2.4 million, or 9.6%, from the fourth quarter of 2021.
o
The decline relative to the prior quarter primarily reflects lower remediation costs related to the Agreement and lower salaries and employee benefit costs, primarily due to downward adjustments of incentive expense. The increase relative to the fourth quarter of the prior year primarily reflects higher regulatory remediation costs and legal, issuer, and regulatory filing costs, partially offset by lower salaries and employee benefit costs, primarily due to lower headcount in the Company’s mortgage division.

•
Cyclical challenges continue to pressure fee-based revenues
o
Noninterest income was $5.8 million for the fourth quarter of 2022, a decline of $2.1 million from the third quarter of 2022, and $16.1 million from the fourth quarter of 2021.
o
The decline in noninterest income on a linked quarter basis primarily reflects negative fair value adjustments to mortgage servicing rights, and lower gain on sale of government-guaranteed loans, due to the timing of sales of these loans. The decline relative to the fourth quarter of the prior year also reflects lower mortgage-related income, lower fair value adjustments of other equity investments, and a gain on the termination of interest rate swaps that occurred during the fourth quarter of 2021.
o
Mortgage sale volumes were $52.4 million and $83.0 million for the fourth and third quarters of 2022, respectively, compared to $234.5 million for the fourth quarter of 2021.

Income Statement

Net Interest Income

Net interest income was $34.0 million for the fourth quarter of 2022, compared to $28.7 million for the third quarter of 2022 and $20.9 million for the fourth quarter of 2021. Accretion of PAA related to acquired loans included in interest income was $2.6 million, $0.8 million, and $0.8 million for the same respective periods. Amortization of PAA on assumed time deposits and borrowings, which reduced interest expense, was $0.3 million, $0.4 million, and $0.7 million for the same respective periods.

Interest income for the fourth quarter of 2022 increased $9.1 million from the third quarter of 2022, while interest expense increased $3.9 million in the same comparative period. Interest income in the fourth quarter of 2022 benefited from higher average balances of and yields and fees on loans held for investment, while funding costs increased primarily due to repricing of select interest-bearing deposit accounts (primarily from fintech relationships) and higher average balances and cost on Federal Home Loan Bank of Atlanta advances.

Average balances of interest-earning assets increased $126.5 million in the fourth quarter of 2022 from the third quarter of 2022, primarily due to higher average balances of loans held for investment (excluding PPP loans), which increased $176.0 million over the same period. Yields on average loans held for investment (excluding PPP loans) increased to 6.74% for the fourth quarter of 2022 from 5.67% for the third quarter of 2022, primarily due to recent loan growth, the re-pricing of variable-rate loans in the higher rate environment, and higher fee income.

Cost of funds was 1.22% and 0.69% for the fourth and third quarters of 2022, and 0.42% for the fourth quarter of 2021, while cost of deposits was 0.85%, 0.50%, and 0.29%, for the same respective periods. The targeted federal funds rate increased from 0.00% to 0.25% in the fourth quarter of 2021 to 4.25% to 4.50% in the fourth quarter of 2022.

Net interest margin for the fourth and third quarters of 2022 and the fourth quarter of 2021 was 4.83%, 4.27%, and 3.39%, respectively. Accretion and amortization of PAA had a 41 basis point, 17 basis point, and 24 basis point positive effect on net interest margin for the same respective periods.

Net interest income was $110.4 million and $92.5 million for the years ended December 31, 2022 and 2021, respectively, while net interest margin was 4.22% and 3.51% for the same respective periods. Accretion and amortization of PAA and contributions from PPP loans, including the corresponding funding, had a 34 basis point and 39 basis point positive effect on net interest margin for the years ended December 31, 2022 and 2021, respectively.

Provision for Loan Losses

The Company recorded a provision for loan losses of $4.0 million for the fourth quarter of 2022, compared to $3.9 million for the third quarter of 2022, and $0.1 million for the fourth quarter of 2021. Provision for loan losses for the years ended December 31, 2022 and 2021 was $17.9 million and $0.1 million, respectively. Provision for loan losses in the 2022 periods was primarily attributable to reserves for loan growth, qualitative factor adjustments due to changes in economic conditions, and higher specific reserves for impaired loans.

Noninterest Income

Noninterest income for the fourth and third quarters of 2022 was $5.8 million and $8.0 million, respectively, compared to $21.9 million for the fourth quarter of 2021. Lower noninterest income in the fourth quarter of 2022 compared to both comparative periods was primarily attributable to lower income from the Company’s mortgage division, including mortgage servicing rights, and lower gain on sale of government guaranteed loans due to the variability in the timing of loan sales. Additionally, the fourth quarter of 2021 had higher reported fair value adjustments on other equity investments and a gain on the termination of interest rate swaps, totaling $13.5 million.

Noninterest income for the years ended December 31, 2022 and 2021 was $48.1 million and $87.0 million, respectively. Of the decline of $39.0 million over these comparative periods, $24.3 million was due to the gain on the sale of PPP loans and $6.2 million was due to a gain on termination of interest rate swaps. The remainder of the decline was primarily due to lower income from the Company’s mortgage division of $16.4 million, partially offset by higher gain on sale of government guaranteed loans of $2.7 million.

Noninterest Expense

Noninterest expense for the fourth and third quarters of 2022 was $27.6 million and $29.2 million, respectively, compared to $25.1 million for the fourth quarter of 2021. Excluding expenses incurred in the remediation of regulatory matters, noninterest expense decreased $0.5 million in the fourth quarter of 2022 from the third quarter of 2022. Lower salaries and employee benefit cost, primarily due to the reduction in incentive expense, was partially offset by higher legal, issuer, and regulatory filing and contractual services expenses. The Company’s efficiency ratio for the fourth and third quarters of 2022 was 69.2% and 79.7%, respectively. Excluding regulatory remediation expenses, the efficiency ratio for the same respective periods was 62.0%3 and 68.7%3.

Noninterest expense for the years ended December 31, 2022 and 2021 was $104.8 million and $111.0 million, respectively. Excluding regulatory remediation expenses in the 2022 period and merger-related expenses in both the 2022 and 2021 periods, noninterest expense was $97.3 million and $99.1 million for the same respective periods.

Balance Sheet

Loans

Loans held for investment, excluding PPP loans, were $2.40 billion at December 31, 2022, an increase of $240.8 million, or 11.2%, from the prior quarter-end, and $621.9 million, or 35.0%, from the year-ago period-end. The Company experienced some degree of softening in the loan pipeline over the course of the fourth quarter of 2022, reflecting a combination of increased selectivity and macroeconomic factors.

Deposits

Deposits were $2.50 billion at December 31, 2022, an increase of $93.0 million, or 3.9%, from the prior quarter-end, and $204.7 million, or 8.9%, from the year-ago period-end. Noninterest-bearing deposits comprised 25.6% of total deposits as of December 31, 2022, compared to 32.7% as of the prior quarter-end, and 29.8% as of the year-ago period-end.

The total loan-to-deposit ratio was 99.1% at December 31, 2022, compared to 91.2% at the prior quarter-end, and 84.1% at the year-ago period-end. The held-for-investment loan-to-deposit ratio was 96.3%, compared to 90.1% at the prior quarter-end, and 78.7% at the year-ago period-end.

Capital

The Company previously announced that on January 10, 2023, its board of directors declared a $0.1225 per common share quarterly dividend, which was paid on January 31, 2023, to shareholders of record as of January 20, 2023.

Blue Ridge Bank’s regulatory capital ratios as of December 31, 2022 were 11.15%, 10.25%, 10.25%, and 9.25% for total risk-based capital, tier 1 risk-based capital, common equity tier 1 risk-based capital, and tier 1 leverage, respectively, compared to 13.11%, 12.49%, 12.49%, and 10.05% for the same respective capital ratios as of December 31, 2021.

Fintech Business

Interest and fee income related to fintech partnerships represented approximately $3.1 million and $2.9 million of total revenue for the Company for the fourth and third quarters of 2022, respectively. Included in deposits related to fintech relationships were assets managed by BRB Financial Group’s trust division of $49.5 million as of December 31, 2022.

Other Matters

In the first quarter of 2022, the Company sold its majority interest in MoneyWise Payroll Solutions, Inc. (“MoneyWise”) to the holder of the minority interest in MoneyWise. Asset and liability balances and income statement amounts related to MoneyWise are reported as discontinued operations for all periods presented.

The Company completed the merger of Bay Banks of Virginia, Inc. (“Bay Banks”), the holding company of Virginia Commonwealth Bank, into the Company on January 31, 2021. Immediately following the completion of the merger, Virginia Commonwealth Bank was merged into Blue Ridge Bank. Earnings for the year ended December 31, 2021 included the earnings of Bay Banks from the effective date of the merger.

Non-GAAP Financial Measures

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures to supplement the evaluation of the Company’s performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements

This release of the Company contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on its expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements.

The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements: (i) the strength of the United States economy in general and the strength of the local economies in which it conducts operations; (ii) changes in the level of the Company’s nonperforming assets and charge-offs; (iii) management of risks inherent in the Company’s real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of collateral and the ability to sell collateral upon any foreclosure; (iv) the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rate, market, and monetary fluctuations; (v) changes in consumer spending and savings habits; (vi) the Company's ability to identify, attract, and retain experienced management, relationship managers, and support personnel, particularly in a competitive labor environment; (vii) technological and social media changes impacting the Company, the Bank, and the financial services industry in general; (viii) changing bank regulatory conditions, laws, regulations, policies, or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or the Bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, increased regulations, prohibition of certain income producing activities, or changes in the secondary market for loans and other products; (ix) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (x) the Company’s involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; (xi) the impact of, and the ability to comply with, the terms of the formal written agreement between the Bank and the OCC; (xii) the impact of changes in laws, regulations, and policies affecting the real estate industry; (xiii) the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, or other accounting standards setting bodies; (xiv) the impact of the COVID-19 pandemic, including the adverse impact on our business and operations and on the Company’s customers which may result, among other things, in increased delinquencies, defaults, foreclosures and losses on loans; (xv) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues, and other catastrophic events; (xvi) geopolitical conditions, including acts or threats of terrorism and/or military conflicts, or actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the U.S. and abroad; (xvii) the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; (xviii) the willingness of users to substitute competitors’ products and services for the Company’s products and services; (xix) the Company’s inability to successfully manage growth or implement its growth strategy; (xx) reputational risk and potential adverse reactions of the Company’s customers, suppliers, employees or other business partners; (xxi) the effect of acquisitions the Company may make, including, without limitation, disruption of employee or customer relationships, and the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; (xxii) the Company’s participation in the PPP established by the U.S. government and its administration of the loans and processing fees earned under the program; (xxiii) the Company’s involvement, from time to time, in legal proceedings, and examination and remedial actions by regulators; (xxiv) the Company’s potential exposure to fraud, negligence, computer theft, and cyber-crime; (xxv) the Bank's ability to effectively manage its fintech partnerships, and the abilities of those fintech companies to perform as expected; (xxvi) the Bank’s ability to pay dividends; and (xxvii) other risks and factors identified in the “Risk Factors” sections and elsewhere in documents the Company files from time to time with the SEC.

1 Excludes purchased credit-impaired loans.

2 The Company holds no allowance for loan losses on PPP loans as they are fully guaranteed by the U.S. government.

3 Non-GAAP financial measures are defined below. Further information can be found at the end of this press release.

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Three Months Ended
(Dollars in thousands, except per common share data)	December 31, 2022	September 30, 2022	December 31, 2021
Interest income:
Interest and fees on loans	$38,934	$30,206	$21,685
Interest on taxable securities	2,508	2,337	1,612
Interest on nontaxable securities	89	81	62
Interest on deposit accounts and federal funds sold	754	522	45
Total interest income	42,285	33,146	23,404
Interest expense:
Interest on deposits	5,131	3,032	1,593
Interest on subordinated notes	547	570	485
Interest on FHLB and FRB borrowings	2,651	867	448
Total interest expense	8,329	4,469	2,526
Net interest income	33,956	28,677	20,878
Provision for loan losses	3,992	3,900	117
Net interest income after provision for loan losses	29,964	24,777	20,761
Noninterest income:
Fair value adjustments of other equity investments	78	(50)	7,316
Residential mortgage banking income, net	2,832	2,570	4,365
Mortgage servicing rights	(871)	597	1,493
Gain on sale of government guaranteed loans	204	1,565	680
Gain on termination of interest rate swaps	—	—	6,221
Wealth and trust management	451	513	439
Service charges on deposit accounts	293	354	391
Increase in cash surrender value of bank owned life insurance	402	398	253
Bank and purchase card, net	866	353	709
Other	1,585	1,668	75
Total noninterest income	5,840	7,968	21,942
Noninterest expense:
Salaries and employee benefits	11,863	14,174	15,362
Occupancy and equipment	1,509	1,422	1,520
Data processing	1,441	1,332	1,107
Legal, issuer, and regulatory filing	1,300	804	299
Advertising and marketing	318	302	405
Communications	1,064	932	1,011
Audit and accounting fees	476	308	227
FDIC insurance	543	460	175
Intangible amortization	365	377	412
Other contractual services	1,334	703	631
Other taxes and assessments	716	711	638
Regulatory remediation	2,884	4,025	—
Merger-related	—	—	171
Other	3,739	3,658	3,185
Total noninterest expense	27,552	29,208	25,143
Income from continuing operations before income tax	8,252	3,537	17,560
Income tax expense	1,948	801	4,733
Net income from continuing operations	6,304	2,736	12,827
Discontinued operations:
Loss from discontinued operations before income taxes	—	—	(41)
Income tax benefit	—	—	(9)
Net loss from discontinued operations	—	—	(32)
Net income	$6,304	$2,736	$12,795

Net loss from discontinued operations attributable to noncontrolling interest	—	—	(2)
Net income attributable to Blue Ridge Bankshares, Inc.	$6,304	$2,736	$12,793
Net income available to common stockholders	$6,304	$2,736	$12,793
Basic and diluted EPS from continuing operations	$0.33	$0.15	$0.68

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Twelve Months Ended
(Dollars in thousands, except per common share data)	December 31, 2022	December 31, 2021
Interest income:
Interest and fees on loans	$116,826	$97,933
Interest on taxable securities	8,744	5,192
Interest on nontaxable securities	334	239
Interest on deposit accounts and federal funds sold	1,572	182
Total interest income	127,476	103,546
Interest expense:
Interest on deposits	11,260	6,437
Interest on subordinated notes	2,215	2,627
Interest on FHLB and FRB borrowings	3,610	2,001
Total interest expense	17,085	11,065
Net interest income	110,391	92,481
Provision for loan losses	17,886	117
Net interest income after provision for loan losses	92,505	92,364
Noninterest income:
Fair value adjustments of other equity investments	9,306	7,316
Gain on sale of PPP loans	—	24,315
Residential mortgage banking income, net	12,609	28,624
Mortgage servicing rights	8,038	8,398
Gain on sale of government guaranteed loans	4,734	2,005
Gain on termination of interest rate swaps	—	6,221
Wealth and trust management	1,769	2,373
Service charges on deposit accounts	1,289	1,464
Increase in cash surrender value of bank owned life insurance	1,348	932
Bank and purchase card, net	2,240	1,805
Other	6,759	3,535
Total noninterest income	48,092	86,988
Noninterest expense:
Salaries and employee benefits	56,006	61,481
Occupancy and equipment	5,916	6,413
Data processing	4,593	4,233
Legal, issuer, and regulatory filing	3,004	1,736
Advertising and marketing	1,460	1,364
Communications	3,825	2,810
Audit and accounting fees	1,304	902
FDIC insurance	1,340	1,014
Intangible amortization	1,525	1,671
Other contractual services	3,137	2,783
Other taxes and assessments	2,668	2,607
Regulatory remediation	7,442	—
Merger-related	50	11,868
Other	12,506	12,106
Total noninterest expense	104,776	110,988
Income from continuing operations before income tax	35,821	68,364
Income tax expense	8,244	15,740
Net income from continuing operations	27,577	52,624
Discontinued operations:
Income (loss) from discontinued operations before income taxes (including gain on disposal of $471 thousand for the twelve months ended December 31, 2022)	426	(183)
Income tax expense (benefit)	89	(39)
Net income (loss) from discontinued operations	337	(144)
Net income	$27,914	$52,480
Net income from discontinued operations attributable to noncontrolling interest	(1)	(3)

Net income attributable to Blue Ridge Bankshares, Inc.	$27,913	$52,477
Net income available to common stockholders	$27,913	$52,477
Basic and diluted EPS from continuing operations	$1.47	$2.95

Blue Ridge Bankshares, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except share data)	(unaudited) December 31, 2022	December 31, 2021 (1)
Assets
Cash and due from banks	$77,274	$130,548
Federal funds sold	1,426	43,903
Securities available for sale, at fair value	354,341	373,532
Restricted equity investments	21,257	8,334
Other equity investments	23,776	14,184
Other investments	24,672	12,681
Loans held for sale	69,534	121,943
Paycheck Protection Program loans, net of deferred fees and costs	11,967	30,406
Loans held for investment, net of deferred fees and costs	2,399,092	1,777,172
Less: allowance for loan losses	(22,939)	(12,121)
Loans held for investment, net	2,376,153	1,765,051
Accrued interest receivable	12,393	9,573
Other real estate owned	195	157
Premises and equipment, net	23,152	26,624
Right-of-use asset	6,903	6,317
Bank owned life insurance	47,245	46,545
Goodwill	26,826	26,826
Other intangible assets	6,583	7,594
Mortgage derivative asset	112	1,876
Mortgage servicing rights, net	28,991	16,469
Mortgage brokerage receivable	176	4,064
Deferred tax asset, net	9,182	150
Other assets	18,887	17,061
Assets of discontinued operations	—	1,301
Total assets	$3,141,045	$2,665,139
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$640,101	$685,801
Interest-bearing demand and money market deposits	1,318,799	962,092
Savings	151,646	150,376
Time deposits	391,961	499,502
Total deposits	2,502,507	2,297,771
FHLB borrowings	311,700	10,111
FRB borrowings	51	17,901
Subordinated notes, net	39,920	39,986
Lease liability	7,860	7,651
Other liabilities	19,634	14,543
Liabilities of discontinued operations	—	37
Total liabilities	2,881,672	2,388,000
Commitments and contingencies
Stockholders’ Equity:
Common stock, no par value; 50,000,000 and 25,000,000 shares authorized at December 31, 2022 and December 31, 2021, respectively; 18,950,329 and 18,774,082 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	195,960	194,309
Additional paid-in capital	252	252
Retained earnings	108,262	85,982
Accumulated other comprehensive loss	(45,101)	(3,632)
Total Blue Ridge Bankshares, Inc. stockholders’ equity	259,373	276,911
Noncontrolling interest of discontinued operations	—	228
Total stockholders’ equity	259,373	277,139
Total liabilities and stockholders’ equity	$3,141,045	$2,665,139

(1) Derived from audited December 31, 2021 Consolidated Financial Statements.

Blue Ridge Bankshares, Inc.
Quarter Summary of Selected Financial Data (unaudited)

	As of and for the Three Months Ended
(Dollars and shares in thousands, except per common share data)	December 31,	September 30,	June 30,	March 31,	December 31,
Income Statement Data:	2022	2022	2022	2022	2021
Interest income	$42,285	$33,146	$26,243	$25,802	$23,404
Interest expense	8,329	4,469	2,153	2,134	2,526
Net interest income	33,956	28,677	24,090	23,668	20,878
Provision for loan losses	3,992	3,900	7,494	2,500	117
Net interest income after provision for loan losses	29,964	24,777	16,596	21,168	20,761
Noninterest income	5,840	7,968	10,190	24,094	21,942
Noninterest expenses	27,552	29,208	25,326	22,689	25,143
Income before income taxes	8,252	3,537	1,460	22,573	17,560
Income tax expense	1,948	801	342	5,153	4,733
Net income from continuing operations	6,304	2,736	1,118	17,420	12,827
Net income (loss) from discontinued operations	—	—	—	337	(32)
Net income	6,304	2,736	1,118	17,757	12,795
Net (income) loss from discontinued operations attributable to noncontrolling interest	—	—	—	(1)	(2)
Net income attributable to Blue Ridge Bankshares, Inc.	$6,304	$2,736	$1,118	$17,756	$12,793
Per Common Share Data:
Basic EPS from continuing operations	$0.33	$0.15	$0.06	$0.93	$0.68
Basic EPS from discontinued operations	—	—	—	0.02	—
Basic EPS attributable to Blue Ridge Bankshares, Inc.	$0.33	$0.15	$0.06	$0.95	$0.68
Diluted EPS from continuing operations	$0.33	$0.15	$0.06	$0.93	$0.68
Diluted EPS from discontinued operations	—	—	—	0.02	—
Diluted EPS attributable to Blue Ridge Bankshares, Inc.	$0.33	$0.15	$0.06	$0.95	$0.68
Dividends declared per common share	$0.1255	$0.1255	$0.1255	$0.1225	$—
Book value per common share	13.69	13.22	13.95	14.84	14.76
Tangible book value per common share - Non-GAAP	12.00	11.51	12.21	13.09	13.01
Balance Sheet Data:
Assets	$3,141,045	$2,881,451	$2,799,643	$2,724,584	$2,665,139
Loans held for investment (including PPP loans)	2,411,059	2,171,490	2,064,037	1,866,197	1,807,578
Loans held for investment (excluding PPP loans)	2,399,092	2,158,342	2,048,383	1,843,344	1,777,172
Allowance for loan losses	22,939	20,534	17,242	12,013	12,121
Purchase accounting adjustments (discounts) on acquired loans	7,872	10,373	12,192	13,514	16,203
Loans held for sale	69,534	25,800	32,759	41,004	121,943
Securities available for sale, at fair value	354,341	359,516	381,536	375,484	373,532
Noninterest-bearing demand deposits	640,101	787,514	785,743	766,506	685,801
Total deposits	2,502,507	2,409,486	2,335,707	2,354,081	2,297,771
Subordinated notes, net	39,920	39,937	39,953	39,970	39,986
FHLB and FRB advances	311,751	150,155	135,060	25,319	28,012
Total stockholders' equity	259,373	250,502	261,660	278,482	277,139
Weighted average common shares outstanding - basic	18,857	18,849	18,767	18,772	18,774
Weighted average common shares outstanding - diluted	18,863	18,860	18,778	18,789	18,795
Financial Ratios:
Return on average assets (1)	0.83%	0.38%	0.17%	2.68%	1.90%
Operating return on average assets (1) - Non-GAAP	1.14%	0.81%	0.23%	2.68%	1.92%
Return on average equity (1)	9.56%	4.10%	1.57%	25.84%	18.90%
Operating return on average equity (1) - Non-GAAP	13.01%	8.86%	2.14%	25.92%	19.10%
Total loan to deposit ratio	99.1%	91.2%	89.8%	81.0%	84.1%
Held for investment loan to deposit ratio	96.3%	90.1%	88.4%	79.3%	78.7%
Net interest margin (1)	4.83%	4.27%	3.89%	3.88%	3.39%

Cost of deposits (1)	0.85%	0.50%	0.26%	0.27%	0.29%
Cost of funds (1)	1.22%	0.69%	0.36%	0.36%	0.42%
Efficiency ratio	69.2%	79.7%	73.9%	47.5%	59.1%
Operating efficiency ratio - Non-GAAP	62.0%	68.7%	72.4%	47.4%	58.7%
Regulatory remediation expenses	2,884	4,025	510	23	—
Merger-related expenses (MRE)	—	—	—	50	171
Capital and Asset Quality Ratios:
Average stockholders' equity to average assets	8.7%	9.2%	10.8%	10.4%	10.1%
Allowance for loan losses to loans held for investment, excluding PPP loans	0.96%	0.95%	0.84%	0.65%	0.68%
Nonperforming loans to total assets	0.59%	0.35%	0.44%	0.53%	0.60%
Nonperforming assets to total assets	0.60%	0.36%	0.44%	0.53%	0.61%

Reconciliation of Non-GAAP Financial Measures (unaudited):

Tangible Common Equity:
Total stockholders' equity	$259,373	$250,502	$261,660	$278,482	$277,139
Less: Goodwill and other intangibles, net of deferred tax liability (2)	(32,027)	(32,369)	(32,632)	(32,716)	(32,942)
Tangible common equity (Non-GAAP)	$227,346	$218,133	$229,028	$245,766	$244,197
Total shares outstanding	18,950	18,946	18,762	18,771	18,774
Book value per common share	$13.69	$13.22	$13.95	$14.84	$14.76
Tangible book value per common share (Non-GAAP)	12.00	11.51	12.21	13.09	13.01

Tangible stockholders' equity to tangible total assets
Total assets	$3,141,045	$2,881,451	$2,799,643	$2,724,584	$2,665,139
Less: Goodwill and other intangibles, net of deferred tax liability (2)	(32,027)	(32,369)	(32,632)	(32,716)	(32,942)
Tangible total assets (Non-GAAP)	$3,109,018	$2,849,082	$2,767,011	$2,691,868	$2,632,197
Tangible common equity (Non-GAAP)	$227,346	$218,133	$229,028	$245,766	$244,197
Tangible stockholders' equity to tangible total assets (Non-GAAP)	7.3%	7.7%	8.3%	9.1%	9.3%

Operating return on average assets (annualized)
Net income	$6,304	$2,736	$1,118	$17,755	$12,795
Add: MRE, after-tax basis (ATB) (3)	—	—	—	40	135
Add: Regulatory remediation expenses, ATB (3)	2,278	3,180	403	18	—
Operating net income (Non-GAAP)	$8,582	$5,916	$1,521	$17,813	$12,930
Average assets	$3,020,371	$2,903,447	$2,646,874	$2,653,987	$2,687,204
Operating return on average assets (annualized) (Non-GAAP)	1.14%	0.81%	0.23%	2.68%	1.92%

Operating return on average equity (annualized)
Net income	$6,304	$2,736	$1,118	$17,755	$12,795
Add: MRE, ATB (3)	—	—	—	40	135
Add: Regulatory remediation expenses, ATB (3)	2,278	3,180	403	18	—
Operating net income (Non-GAAP)	$8,582	$5,916	$1,521	$17,813	$12,930
Average stockholders' equity	$263,826	$267,057	$284,913	$274,887	$270,730
Operating return on average equity (annualized) (Non-GAAP)	13.01%	8.86%	2.14%	25.92%	19.10%

Operating efficiency ratio
Total noninterest expense	$27,552	$29,208	$25,326	$22,691	$25,445
Less: MRE	—	—	—	50	171
Less: Regulatory remediation expenses	2,884	4,025	510	23	—
Noninterest expense, adjusted (Non-GAAP)	$24,668	$25,183	$24,816	$22,618	$25,274
Net interest income	33,956	28,677	24,090	23,668	20,878
Noninterest income	5,840	7,968	10,190	24,094	22,203
Total of net interest income and noninterest income	$39,796	$36,645	$34,280	$47,762	$43,081
Operating efficiency ratio (Non-GAAP)	62.0%	68.7%	72.4%	47.4%	58.7%

(1) Annualized.
(2) Excludes mortgage servicing rights.
(3) Assumes an income tax rate of 21% and full deductibility.